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                                                                     EXHIBIT 4.3
                                                                     -----------

                                   TEFRON LTD.
                             1997 SHARE OPTION PLAN
                             ----------------------

1.   NAME
     ----

     Tefron Ltd. (the "Company") hereby makes this share option plan, which shall be known as the Tefron Ltd. 1997 Share Option Plan (this "Plan"). The Company may amend this Plan from time to time.

2.   PURPOSE OF THE PLAN
     -------------------

     2.1. This Plan is intended as an incentive to retain on the Company's Board of Directors (the "Board"), and in the Company's and its subsidiaries' employ, persons of training, experience, and ability, to attract new directors, employees, consultants and contractors whose services are considered unusually valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company.

     2.2. The Plan is intended to provide such individuals with opportunities to purchase ordinary shares in the Company, pursuant to the Plan as approved by the Board, and is designed to benefit from, and may be made pursuant to, the provisions of Section 102 of the Israeli Income Tax Ordinance [New Version] 1961 ("Section 102") and any regulations, rules, orders or procedures promulgated thereunder with respect to options granted to employees of the Company, as defined below, if so determined by the Board or by the Committee.

     2.3. Share options ("Options") granted under the Plan may or may not contain such terms as will qualify the Options as Incentive Share Options ("ISOs") within the meaning of Section 422(b) of the United States Internal Revenue Code of 1986, as amended (the "Code").

3.   ADMINISTRATION OF THE PLAN
     --------------------------

     3.1. The Board, or in its discretion a Share Option Committee (the "Committee") appointed and maintained by the Board, shall have the power to administer the Plan. The Committee shall consist of such members of the Board (not less than two (2) in number) as may be determined by the Board, and any member of such Committee shall be eligible to receive Options under the Plan while serving on the Committee, unless otherwise specified in this Plan.

     3.2. The Board or the Committee shall have full power and authority to (i) designate participants; (ii) designate Options or any portion of the Options as ISOs; (iii) determine the terms and provisions (which need not be identical) of Option Agreements, which shall be in the form annexed to this Plan, including but not limited to the number of shares in the Company to be covered by each Option, provisions concerning the time or times when and the extent to which

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          the Options may be exercised, and the nature and duration of restrictions on transfer or restrictions constituting substantial risk of forfeiture; (iv) accelerate the right of an optionee to exercise, in whole or in part, any previously granted Option or ISO; (v) interpret the provisions and supervise the administration of the Plan; and (vi) determine any other matter which is necessary or desirable for, or incidental to, administration of the Plan.

     3.3. The Board or the Committee shall have the authority to grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price lower than provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Board or the Committee may prescribe in accordance with the provisions of the Plan.

     3.4. All decisions and selections made by the Board or the Committee pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board or Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or Committee relating to any Options to be granted to that member. Any decision reduced to writing and signed by all the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held.

     3.5. Each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification that the member may have as a Director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, or otherwise.

4.   DESIGNATION OF PARTICIPANTS
     ---------------------------

     4.1. The persons eligible for participation in the Plan as recipients of Options shall include any employees of the Company or of any subsidiary of the Company. Directors of the Company or of any subsidiary of the Company who are not employees of the Company or its subsidiaries, and consultants or contractors of the Company or its subsidiaries, shall also be eligible for participation in the Plan as recipients of Options.

     4.2. The grant of an Option under this Plan shall neither entitle the recipient to participate, nor disqualify him from participating in, any other grant of Options pursuant to this Plan, or any other option or stock plan of the Company or any of its affiliates.

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5.   TRUSTEE
     -------

          In the event that the Options shall be granted to employees of the Company pursuant to the provisions of Section 102, they shall be issued to a trustee (the "Trustee") nominated by the Board or the Committee (in accordance with the provisions of Section 102) and held for the benefit of the Option recipients for a period of not less than two (2) years (24 months) from the date of the grant of the Option. The Trustee may also hold in trust any shares issued upon exercise of such Options.

6.   SHARES RESERVED FOR THE PLAN, AND RESTRICTIONS
     ----------------------------------------------

     6.1. Subject to adjustment as provided in Paragraph 8 below, a total of 1,166,049 (One Million One Hundred Sixty Six Thousand Forty Nine) Ordinary Shares, NIS 1.00 par value per share of the Company, (the "Shares") shall be subject to this Plan. The Shares subject to the Plan are hereby reserved for sale for such purpose.

     6.2. Any of such Shares which may remain unsold and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan. If any Option for any reason expires or is canceled prior to its exercise or relinquishment in full, the Shares that are the subject of such Option may again be subjected to an Option under the Plan.

     6.3. Anyone who purchased Shares under this Plan upon the exercise of Options shall have no voting rights as a shareholder (in any and all matters whatsoever) until the consummation of a public offering of the Company's Shares (the "IPO"). Until an IPO, such Shares shall be voted by a proxy pursuant to the directions of the Board, such proxy to be to the person or persons designated by the Board. All Shares issued upon exercise of the Options shall entitle the holder thereof to receive dividends and other distributions thereon.

7.   OPTION PRICE
     ------------

     7.1. The purchase price of each Share subject to an Option or any portion of it (which is not designated as an ISO) shall be determined by the Board or the Committee in its sole and absolute discretion in accordance with applicable law, subject to guidelines as shall be determined by the Board from time to time and this Section 7.

     7.2. The purchase price of each Share subject to an Option shall not be less than 85% of the fair market value (or, if the Company's Shares shall be traded, the market price per share known at the time the option is granted). The purchase price of each Share subject to an ISO shall not be less than 100% (or 110% if at the time of grant the optionee owns more than 10% of the voting stock of the Company) of the fair market value of such Share on the date the ISO is granted.

     7.3. The option price shall be payable upon the exercise of the Option in cash, by check, or other form satisfactory to the Board or the Committee.

                                      -3-

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     7.4. The proceeds received by the Company from the sale of Shares subject to an Option granted under the Plan will be added to the general funds of the Company and used for its corporate purposes.

8.   ADJUSTMENTS
     -----------

     Upon the occurrence of any of the following described events, an optionee's rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

     8.1. If the Company is separated, reorganized, merged, consolidated, or amalgamated with or into another corporation while unexercised Options remain outstanding under the Plan, there shall be substituted for the Shares subject to the unexercised portions of such outstanding Options an appropriate number of shares of each class of shares or other securities of the separated, reorganized, merged, consolidated or amalgamated corporation which were distributed to the shareholders of the Company in respect of their Shares, and appropriate adjustments shall be made in the purchase price per share or other security to reflect such action.

     8.2. If the Company is liquidated or dissolved while unexercised Options remain outstanding under the Plan, then all such outstanding Options may be exercised in full by the Optionee as of the effective date of any such liquidation or dissolution of the Company without regard to the installment exercise provisions of Section 9 below.

     8.3. If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class, and kind of Shares subject to the Option theretofore granted shall be appropriately and equitably adjusted so that upon exercise of the option the Optionee will receive whatever securities such Optionee would have received had the option been exercised immediately prior to the above mentioned events, without changing the aggregate Option price. Upon the happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in paragraph 6 above), in respect of which options have not yet been exercised, shall be appropriately adjusted.

     8.4. In the event of a rights issuance to shareholders of the Company to purchase any securities issued by the Company, no adjustment shall be made with respect to such option theretofore granted, but such rights will be issued also to the Optionee inasmuch as the Optionee would have been entitled thereto had such option been exercised immediately prior to th record date for such rights issuance; provided however that such rights issued to the Optionee may be exercised only if and when the option is exercised and only to the extent that such rights have been issued in respect of the Shares purchased upon the exercise of such option. The exercise price of any rights issued in respect of outstanding options shall be subject to such adjustments as may be determined by the Board when the rights issuance is made to account for any postponement of the exercise of such rights pursuant to the foregoing.

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     8.5. Anything herein to the contrary notwithstanding, if prior to the completion of the IPO, all or substantially all of the Shares of the Company are to be sold, or upon a merger or reorganization or the like, the Shares of the Company, or any class thereof, are to be exchanged for securities of another company, then in such event, each optionee shall be obliged to sell or exchange, as the case may be, the Shares such optionee purchased under the Plan, in accordance with the instructions then issued by the Board.

9.   TERM AND EXERCISE OF OPTIONS
     ----------------------------

     9.1. Options shall be exercised by the Optionee by giving written notice to the Company, which exercise shall be effective upon receipt of such notice together with check or cash payment of the purchase price of the Shares for which the option is exercised by the Company at its principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised. The written notice, if delivered prior to completion of the Company's Initial Public Offering, shall be accompanied by a proxy for voting in the Company's general meeting duly executed by the Optionee, in a form authorized by the Company.

     9.2. Each Option granted under this Plan shall vest and be exercisable on the date and for the number of Shares as shall be provided in the Option Agreement evidencing the Option and setting forth the terms thereof. However, (i) no Option shall be exercisable after the expiration of ten years from the date of grant, and (ii) no ISO granted to a person, who, at the time of grant owns more than 10% of the voting shares of the Company, may be exercisable after the expiration of five years from the date of grant.

     9.3. Options granted under the Plan shall not be transferable by optionees other than by will or laws of descent and distribution, and during an optionee's lifetime shall be exercisable only by that optionee.

     9.4. Options granted to employees or directors may not be exercised after the termination of employment and/or service as a director unless

          9.4.1. prior to the date of such termination, the Board or the Committee shall authorize, in the relevant Option Agreement or otherwise, an extension of the term of all or part of the Option beyond the date of such termination for a period not to exceed the period during which the Option by its terms would otherwise have been exerciseable;

          9.4.2. termination is without cause (as determined by an applicable court), in which event any Options still in force and unexpired may be exercised within a period of the lesser of (i) ninety
                 (90) days from the date of such termination, or (ii) the remainder of the period during which the Option by its terms would otherwise have been exerciseable, but only with respect to the number of Shares purchasable at the time of such termination;

          9.4.3. termination is the result of death or disability, in which event any Options still in force and unexpired may be exercised within a period of the lesser of (i) six (6) months from the date of termination, or (ii)

                                      -5-

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                 the remainder of the period during which the Option by its terms would otherwise have been exerciseable, but only with respect to the number of Shares purchasable at the time of such termination; or

          9.4.4. termination of employment is the result of retirement under any deferred compensation agreement or retirement plan of the Company or of any subsidiary of the Company or after the age of 60, while Options granted under this Plan are still in force and unexpired, in which case the Board or Committee shall have the discretion to permit any unmatured installments of the Options to be accelerated for exercise as of the later of the date of retirement or a date one year following the date of grant, but in any event no later than the date on which the Option by its terms would have otherwise expired, and the Options shall thereupon be exercisable in full without regard to the installment exercise provisions of this Section.

     9.5. The holders of Options shall not be, or have any of the rights or privileges of, shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option unless and until, following exercise of any part of an Option, but subject always to the provisions of Section 5 above, certificates representing such Shares shall have been issued by the Company and delivered to such holders.

     9.6. Any form of Option Agreement authorized by the Plan may contain such other provisions as the Board or the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Board or the Committee may, with the consent of the optionee, from time to time cancel all or any portion of any option then subject to exercise, and may approve in such case that the Company's obligation in respect of such Option may be discharged by

          9.6.1. payment to the optionee of an amount in cash equal to the excess, if any, of the fair market value of the Shares at the date of such cancellation subject to the portion of the Option so canceled over the aggregate purchase price of such Shares;

          9.6.2. the issuance or transfer to the optionee of Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess; or

          9.6.3. a combination of cash and Shares with a combined value equal to any such excess, all as determined by the Board or the Committee in its sole discretion.

10.  ASSIGNMENT AND SALE
     -------------------

          Any Options shall not be assigned, transferred, pledged, or otherwise given as collateral to any third party whatsoever, and during the lifetime of the optionee each and all of such optionee's rights to purchase Shares under this Plan shall be exercisable only by such optionee.

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11.  MAXIMUM ISO AWARD
     -----------------

          In case of ISO granted to non-Israeli employees or directors, the aggregate Fair Market Value of Shares (determined as of the date of the grant of the ISOs) with respect to which ISOs are exercisable for the first time by any optionee during any calendar year shall not exceed the limitation provided under Section 422(d) of the Code.

12.  PURCHASE OF INVESTMENT
     ----------------------

          Unless Shares covered by the Plan have been listed for trade on any stock exchange (of any jurisdiction), or the Company has determined that such registrations are unnecessary, each person exercising an Option under the Plan shall if so required by the Company give a representation in writing that he is acquiring such shares for his own account, for investment, and not with a view to, or for sale in connection with, the distribution of any part thereof.

13.  TERM OF THE PLAN
     ----------------

          The plan shall be effective as of September __, 1997, and shall continue, unless otherwise determined by the Company, for ten (10) years.

14.  AMENDMENTS OR TERMINATION
     -------------------------

          The Board may, at any time and from time to time, amend, alter, or discontinue the Plan, except that no amendment or alteration shall be made which would impair the rights of the holder of any Option theretofore granted without his consent, and except that no amendment or alteration shall be made which, without the approval of the shareholders, would:

          14.1. Increase the total number of Shares reserved for the purposes of the Plan, except as is provided in Section 6, or decrease the option price provided in Section 7, or change the class of persons eligible to participate in the Plan as provided in
                Section 4, or

          14.2. Extend the option period provided for in Section 9.

15.  GOVERNMENT REGULATIONS
     ----------------------

          The Plan, and the granting and exercise of Options under this Plan, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the optionee including the registration of the Shares under the U.S. Securities Act of 1933, as amended, and to such approvals by any governmental agencies or national securities exchanges as may by required.

16.  CONTINUANCE OF EMPLOYMENT
     -------------------------

          Neither the Plan nor the Option Agreement with the optionees shall impose any obligation on the Company or a subsidiary thereof, to continue any

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          optionee in its employ, and nothing in the Plan or in any Option granted pursuant to this Plan shall confer upon any optionee any right to continue in the employ of the Company or a subsidiary thereof, or restrict the right of the Company or a subsidiary thereof, to terminate such employment at any time.

17.  GOVERNING LAW
     -------------

          This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws.

18.  TAX CONSEQUENCES
     ----------------

          Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby. or from any other event or act (of the Company or the optionee) under this Plan, shall be borne solely by the optionee. Furthermore, the optionee shall agree to indemnify the Company and the Trustee, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the optionee.

19.  NON-EXCLUSIVITY OF THE PLAN
     ---------------------------

          The adoption of the Plan by the Board shall not be construed as amending, modifying, or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

20.  MULTIPLE AGREEMENTS
     -------------------

          The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Committee may also grant more than one Option to a given optionee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that optionee.

                                      -8-